Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Enel Chile S.A. for the registration of common shares and to the incorporation by reference therein of our report dated September 28, 2017, with respect to the consolidated financial statements of Enel Green Power Latin América Ltda. as of and for the years ended December 31, 2016 and 2015, included in Enel Chile S.A. Form 6-K filed with the Securities and Exchange Commission on October 24, 2017 (SEC File No. 001-37723).

/s/ EY Audit SpA
EY Audit SpA Santiago, Chile
February 15, 2018